Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is entered into effective as of August 7, 2014 (the “Effective Date”), by and between Cloud Peak Energy Logistics LLC, an Oregon limited liability company (“CPEL”), and Coal Valley Resources, Inc., an Alberta corporation (“CVRI”). CPEL and CVRI are referred to individually as a “Party” and collectively as Parties”.

BACKGROUND

A.     CVRI and CPEL are individually parties to certain contracts with Westshore Terminals Limited Partnership (“Westshore”) for coal unloading, storage and vessel loading services at Westshore’s export terminal at Roberts Bank, British Columbia (“Westshore Terminal”).

B.    CPEL desires to increase its contracted throughput capacity at Westshore Terminal.

C.    Westshore Terminal currently lacks excess capacity.

D.     Westshore has indicated to CPEL that additional capacity could be provided to CPEL if CVRI terminated its contract(s) with Westshore, and Westshore has indicated its consent to such CVRI termination and increased capacity to CPEL.

E.    CVRI agrees to terminate such contract(s) with Westshore in exchange for a payment from CPEL, as contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the various transactions set forth herein, the Parties hereby agree as follows:

1.Payment. In consideration of the actions of CVRI as contemplated hereunder, CPEL agrees to pay CVRI an amount equal to Thirty Seven Million Dollars ($37,000,000.00) in United States currency (the “Payment”). The Payment will be made in a single lump sum by a wire transfer of immediately available funds, to a bank account designated by CVRI, no later than 3 U.S. business days after the Effective Date.

2.Representations. CVRI hereby represents and warrants to CPEL as of the date hereof and as of the date of the Payment that (i) CVRI is the sole party to any and all agreements (written, oral or otherwise) relating to CVRI’s or any of its affiliates’ capacity or other dealings with the Westshore Terminal, (ii) no affiliate of CVRI is a party to any such agreements, (iii) CVRI has executed an agreement (“CVRI Termination Agreement”) with Westshore containing an irrevocable, binding, and complete termination of all agreements for terminal services at the Westshore Terminal and any other business dealings among CVRI and its affiliates involving the Westshore Terminal effective no later than January 1, 2015 and (iv) CVRI and all of its applicable affiliates have obtained all board and other internal or third party approvals and consents to enter into and consummate the transactions contemplated by this Agreement.

3.Public Disclosures.

(a)Any press release or public statement issued at any time hereafter by a Party or its affiliates concerning this Agreement or the transactions contemplated by this Agreement will be subject to the prior approval of the other Party, which consent shall not be unreasonably withheld or delayed.

(b)Nothing in this Section 3 shall prohibit a Party’s ability to make such disclosures as are required, in the sole judgment of such Party, by applicable law, including federal securities laws, rules or regulations or the requirements of any exchange on which a Party’s (or its affiliate’s) securities may be listed, quoted or traded, provided that the Party required, in its sole judgment, to make such disclosure shall allow the other Party reasonable time to review and comment on any such press release or other disclosure prior to the issuance thereof.

4.Notices. All notices hereunder will be given in writing and will be deemed to have been given (i) on the date of delivery, when delivered personally or by overnight courier or sent by facsimile or when confirmed in a reply email if sent electronically, or (ii) three U.S business days after being deposited in the U.S. or Canadian mail, as certified, postage prepaid, and sent to the address below (or to such other address designated by such Party in accordance with this provision):

If to CPEL: Cloud Peak Energy Logistics LLC 385 Interlocken Crescent, Suite 400 Broomfield, CO 80021 Attn: Sr. V.P - Business Development Facsimile: 720-566-3092	If to CVRI: Coal Valley Resources, Inc. 1100, 10123 - 99th Street Edmonton, Alberta T5J 3H1 Attn: General Counsel Facsimile: 780-420-5878

5.Assignment. Neither Party will assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that only a written notice and not a prior written consent will be required for assignment to wholly-owned affiliated entities. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

6.Amendments and Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by either Party of any term of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of any other term of this Agreement. A waiver of any term of this Agreement must be in writing and signed by the waiving Party.

7.Costs and Expenses. Each Party shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.

8.Counterparts. This Agreement may be executed by facsimile or by e-mail of a signed Agreement to the other Party and in counterparts, all of which will be considered one and the same agreement, and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party.

9.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to such subject matter.

10.Further Assurances. If any further action is reasonably necessary to carry out the purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose.

11.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts-of-law principles.

12.No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their affiliates, successors and permitted assigns, and nothing herein expressed or implied will give or be construed to give to any person or entity, other than the Parties hereto and such affiliates, successors and permitted assigns, any legal or equitable rights hereunder.

13.Specific Performance. Each of the Parties acknowledges that the other Party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the other Parties set forth in this Agreement were not performed in accordance with its terms and therefore agrees that the affected Party shall be entitled to specific performance or injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

CLOUD PEAK ENERGY LOGISTICS LLC

By: /s/ Colin S. Marshall
Name: Colin S. Marshall
Title: President and Chief Executive Officer

COAL VALLEY RESOURCES, INC.

By: /s/ Lynette Stanley-Maddocks
Name: Lynette Stanley-Maddocks
Title: General Counsel

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